Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the following below plans:

•                  2019 Equity Incentive Plan

•                  2019 Employee Stock Purchase Plan

•                  2017 Equity Incentive Plan

•                  2008 Stock Plan

of Progyny, Inc. of our report dated August 1, 2019, (except Note 1, as to which the date is October 15, 2019) with respect to the consolidated financial statements of Progyny, Inc. included in its Registration Statement (Form S-1) for the years ended December 31, 2017 and December 31, 2018 and for the periods then ended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 25, 2019